EXHIBIT 99.2

Prestige Brands Holdings, Inc. Completes Purchase of Blacksmith Brands

Irvington, NY, November 1, 2010—Prestige Brands Holdings, Inc. (NYSE-PBH) today announced that it has completed its previously announced purchase of Blacksmith Brands Holdings, Inc.  The transaction was finalized under the original terms announced on September 20th, which called for Prestige to pay $190 million in cash at closing plus a customary working capital adjustment that amounted to $13.4 million.  Prestige recently completed a financing of additional bond and bank debt to fund the acquisition and one-time related expenses.

The purchase includes five over-the-counter healthcare products; Efferdent® and Effergrip® denture care products, PediaCare® children’s OTC medicines, Luden’s® cough drops, and NasalCrom® allergy treatment.

Prestige Brands markets and sells well-recognized, brand name consumer products in the over-the-counter healthcare and household cleaning segments.  Among the company’s brand names are Chloraseptic® sore throat treatments, Clear Eyes® eye care products, Compound W® wart removers; The Doctor’s® NightGuard® dental protector, the Little Remedies® line of pediatric OTC products, and Comet® and Spic and Span® household cleaners.

Contact: Dean Siegal
914 524 6819